EXHIBIT 10.2

APPENDIX A

CHANGE IN CONTROL SEVERANCE AGREEMENT

Mr. John Werner Haugsland
15110 N. Dallas Parkway, Suite 600
Dallas, Texas 75248

Dear Mr. Haugsland:

     Greyhound Lines, Inc. (the “Company”) recognizes that, as is the case for most companies, the possibility of a change in control exists. The Company wishes to ensure that its senior executives are not distracted from performing their duties in the event of a proposed or actual transaction involving a change in control. Accordingly, the Company has determined that as an additional inducement for you (the “Executive”) to continue to remain in the employ of the Company and to assure itself of both present and future continuity of management, the Company agrees to provide the Executive with severance benefits under the following circumstances pursuant to the following terms and conditions (the “Agreement”):

          1. Defined Terms. In addition to terms defined elsewhere herein, the following terms have the following meanings when used in this Agreement with initial capital letters:

               (a) “Base Pay” means the Executive’s annual base salary rate as in effect from time to time.

               (b) “Board” means the Board of Directors of Laidlaw International, Inc. (“Laidlaw”).

               (c) “Cause” means that, prior to any termination pursuant to Section 3(b), the Executive shall have:

                    (i) engaged in misconduct which is materially injurious to the Company or Laidlaw, monetarily or otherwise;

                    (ii) committed an act of fraud, embezzlement or theft in connection with his duties or in the course of his employment with the Company, Laidlaw or any Subsidiary;

                    (iii) intentionally damaged property of the Company, Laidlaw or any Subsidiary;

                    (iv) committed wrongful disclosure of secret processes or confidential information of the Company, Laidlaw or any Subsidiary; or

                    (v) engaged in any Competitive Activity; and any such act shall have been demonstrably and materially harmful to the Company.

Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for “Cause” hereunder unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the Board then in office (excluding the Executive if he is a Director) at a meeting of the Board called and held for such purpose, after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive’s counsel (if the Executive chooses to have counsel present at such meeting), to be heard before the Board, finding that, in the good faith opinion of the Board, the Executive had committed an act constituting “Cause” as herein defined and specifying the particulars thereof in detail. Nothing herein will limit the right of the Executive or his beneficiaries to contest the validity or propriety of any such determination;

(d) “Change in Control” means the occurrence after the date hereof and during the Term, of any of the following events:

                    (i) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the then-outstanding Voting Stock of the Company or Laidlaw; provided, however, that the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company or Laidlaw, (B) any acquisition by the Company or Laidlaw, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company, Laidlaw or any Subsidiary or (D) any acquisition by any Person pursuant to a transaction that complies with clauses (A), (B) and (C) of subsection (iii) of this Section 1(d);

                    (ii) individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason (other than death or disability) to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be considered as though such individual were a member of the Incumbent Board, but excluding for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest (within the meaning of Rule 14a-11 of the Exchange Act) with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

                    (iii) consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless, in each case, immediately following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners of Voting Stock of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions relative to each other as their ownership, immediately prior to such Business Combination, of the Voting Stock of the Company, (B) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) sponsored or maintained by the Company, any Subsidiary or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 15% or more of the then outstanding shares of common stock of the entity resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such entity except to the extent such ownership existed prior to the Business Combination and (C) at least a majority of the members of the board of directors of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

                    (iv) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

               (e) “Competitive Activity” means the Executive’s participation, without the written consent of the Board, as an employee, officer, consultant or director of any business enterprise if such enterprise engages in substantial and direct competition with Laidlaw or the Company and such enterprise’s sales of any product or service competitive with any product or service of Laidlaw or the Company amounted to 10% of such enterprise’s net sales for its most recently completed fiscal year and if the Laidlaw’s or the Company’s net sales of said product or service amounted to 10% of Laidlaw’s or the Company’s net sales for its most recently completed fiscal year. “Competitive Activity” will not include (i) the mere ownership of securities in any such enterprise and the exercise of rights appurtenant thereto or (ii) participation in the management of any such enterprise other than in connection with the competitive operations of such enterprise.

               (f) “Employee Benefits” means the perquisites, benefits and service credit for benefits as provided under any and all employee retirement income and welfare benefit policies, plans, programs or arrangements in which Executive is entitled to participate, including, without limitation, any stock option, performance share, performance unit, stock purchase, stock appreciation, savings, pension, supplemental executive retirement, or other retirement income or welfare benefit, compensation, incentive compensation, group or other life, health, medical/hospital or other insurance (whether funded by actual insurance or self-insured by the Company, Laidlaw or a Subsidiary), disability, salary continuation, expense reimbursement and other employee benefit policies, plans, programs or arrangements.

          (g) “Exchange Act” means the Securities Exchange Act of 1934.

          (h) “Incentive Pay” means an annual bonus, incentive or other payment of compensation, in addition to Base Pay, made or to be made in regard to services rendered in any year or other period pursuant to any bonus, incentive, profit-sharing, performance, discretionary pay or similar agreement, policy, plan, program or arrangement (whether or not funded) of the Company, Laidlaw or a Subsidiary, or any successor thereto.

          (i) “Laidlaw” means Laidlaw International, Inc., a Delaware corporation and parent of the Company.

          (j) “Retirement Plans” means the retirement income, supplemental executive retirement, excess benefits and retiree medical, life and similar benefit plans, programs or arrangements of Laidlaw or the Company in which the Executive is entitled to participate.

          (k) “Severance Period” means the period of time commencing on the date of the first occurrence of a Change in Control and continuing until the earlier of (i) the second anniversary of the occurrence of the Change in Control, or (ii) the Executive’s death.

          (l) “Subsidiary” means an entity in which the Company or Laidlaw directly or indirectly beneficially owns 50% or more of the outstanding Voting Stock.

          (m) “Term” means the period commencing as of the date hereof and expiring as of the later of (i) the close of business on August 31, 2005, or (ii) the expiration of the Severance Period; provided, however, that (A) commencing on September 1, 2005 and each September 1 thereafter, the term of this Agreement will automatically be extended for an additional year unless, not later than June 30 of the immediately preceding year, the Company or the Executive shall have given notice that it or the Executive, as the case may be, does not wish to have the Term extended and (B) subject to the last sentence of Section 9, if, prior to a Change in Control, the Executive ceases for any reason to be an employee of the Company and any Subsidiary, thereupon without further action the Term shall be deemed to have expired and this Agreement will immediately terminate and be of no further effect. For purposes of this Section 1(m), the Executive shall not be deemed to have ceased to be an employee of the Company and any

Subsidiary by reason of the transfer of Executive’s employment between the Company and Laidlaw or between the Company and any Subsidiary, or among any Subsidiaries.

          (n) “Termination Date” means the date on which the Executive’s employment is terminated (the effective date of which shall be the date of termination, or such other date that may be specified by the Executive if the termination is pursuant to Section 3(b)).

          (o) “Voting Stock” means securities entitled to vote generally in the election of directors.

     2. Operation of Agreement. This Agreement will be effective and binding immediately upon its execution, but, anything in this Agreement to the contrary notwithstanding, except as provided in Sections 8 and 9, this Agreement will not be operative unless and until a Change in Control occurs. Upon the occurrence of a Change in Control at any time during the Term, without further action, this Agreement shall become immediately operative.

     3. Termination Following a Change in Control.

          (a) In the event of the occurrence of a Change in Control, the Executive’s employment may be terminated by the Company or a Subsidiary during the Severance Period and the Executive shall be entitled to the benefits provided by Section 4 unless such termination is the result of the occurrence of one or more of the following events:

                    (i) The Executive’s death;

                    (ii) If the Executive becomes permanently disabled within the meaning of, and begins actually to receive disability benefits pursuant to, the long-term disability plan in effect for, or applicable to, Executive immediately prior to the Change in Control; or

                    (iii) Cause.

     If, during the Severance Period, the Executive’s employment is terminated by the Company or any Subsidiary other than pursuant to Section 3(a)(i), 3(a)(ii) or 3(a)(iii), the Executive will be entitled to the benefits provided by Section 4 hereof.

               (b) In the event of the occurrence of a Change in Control, the Executive may terminate employment with the Company and any Subsidiary during the Severance Period with the right to severance compensation as provided in Section 4 upon the occurrence of one or more of the following events (regardless of whether any other reason, other than Cause as hereinabove provided, for such termination exists or has occurred, including, without limitation, other employment):

                    (i) Failure to elect or reelect or otherwise to maintain the Executive in the office or the position, or a substantially equivalent office or position, of or with the Company and/or a Subsidiary (or any successor thereto by operation of law of or otherwise), as the case may be, which the Executive held immediately prior to a Change in Control, or the removal of the Executive as a director of the Company and/or a Subsidiary (or any successor thereto) if the Executive shall have been a director of the Company and/or a Subsidiary immediately prior to the Change in Control;

                    (ii) (A) A significant adverse change in the nature or scope of the authorities, powers, functions, responsibilities or duties attached to the position with the Company and any Subsidiary which the Executive held immediately prior to the Change in Control, (B) a reduction in the aggregate of the Executive’s Base Pay received from the Company and any Subsidiary or the Executive’s Incentive Pay opportunity from the Company or its Subsidiaries, or (C) the termination or denial of the Executive’s rights to Employee Benefits or a reduction in the scope or value thereof to a level that is substantially lower in the aggregate from the level in effect at the time of the Change in Control, any of which is not remedied by the Company within 10 calendar days after receipt by the Company of written notice from the Executive of such change, reduction, denial or termination, as the case may be;

                    (iii) The liquidation, dissolution, merger, consolidation or reorganization of the Company or transfer of all or substantially all of its business and/or assets, unless the successor or successors (by liquidation, merger, consolidation, reorganization, transfer or otherwise) to which all or substantially all of its business and/or assets have been transferred (by operation of law or otherwise) assumed all duties and obligations of the Company under this Agreement pursuant to Section 12(a);

                    (iv) The Company relocates its principal executive offices (if such offices are the principal location of Executive’s work), or requires the Executive to have his principal location of work changed, to any location that, in either case, is in excess of 50 miles from the location thereof immediately prior to the Change in Control, or requires the Executive to travel away from his office in the course of discharging his responsibilities or duties hereunder at least 20% more (in terms of aggregate days in any calendar year or in any calendar quarter when annualized for purposes of comparison to any prior year) than was required of Executive in any of the three full years immediately prior to the Change in Control without, in either case, his prior written consent; or

                    (v) Without limiting the generality or effect of the foregoing, any material breach of this Agreement by the Company or any successor thereto which is not remedied by the Company within 10 calendar days after receipt by the Company of written notice from the Executive of such breach.

               (c) In the event of the occurrence of a Change in Control, the Executive may terminate employment with the Company and any Subsidiary during the thirty (30) day period following the first anniversary of the Change in Control for any or no reason with the right to severance compensation as provided in Section 4.

               (d) Except as otherwise provided herein, a termination by the Company pursuant to Section 3(a) or by the Executive pursuant to Section 3(b) or (c) will not affect any rights that the Executive may have pursuant to any agreement, policy, plan, program or arrangement of the Company or Subsidiary providing Employee Benefits, which rights shall be governed by the terms thereof, except for any rights to severance compensation to which Executive may be entitled upon termination of employment pursuant to Paragraph 6(b)(i) of the Executive’s employment agreement, effective as of January 1, 2005, which rights shall, during the Severance Period, be superseded by this Agreement.

          4. Severance Compensation.

               (a) If, following the occurrence of a Change in Control, the Company or Subsidiary terminates the Executive’s employment during the Severance Period other than pursuant to Section 3(a)(i), 3(a)(ii) or 3(a)(iii), or if the Executive terminates his employment pursuant to Section 3(b) or (c), the Company shall pay to the Executive the amounts described in Annex A within five business days after the Termination Date and shall provide to the Executive the benefits described on Annex A for the periods described therein.

               (b) Without limiting the rights of the Executive at law or in equity, in the event it is determined that the Company fails to make any payment or provide any benefit required to be made or provided hereunder on a timely basis, the Company shall pay interest on the amount or value thereof at an annualized rate of interest equal to the so-called composite “prime rate” as quoted from time to time during the relevant period in The Wall Street Journal, plus 4%. Any change in such prime rate shall be effective on and as of the date of such change.

               (c) Notwithstanding any provision of this Agreement to the contrary, the parties’ respective rights and obligations under this Section 4 and under Sections 5, 7, 8 and the last sentence of Section 9 will survive any termination or expiration of this Agreement or the termination of the Executive’s employment following a Change in Control for any reason whatsoever.

               (d) Notwithstanding any provision to the contrary in any applicable plan, program or agreement, upon the occurrence of a Change in Control, all equity incentive awards held by the Executive shall become fully vested and all stock options held by the Executive shall become fully exercisable.

          5. Parachute Payments

               (a) Anything in this Agreement to the contrary notwithstanding, but subject to Section 4(d)(8), in the event that it shall be determined (as hereafter provided)

that any payment (other than the Gross-Up payments provided for in this Section 5) or distribution by Laidlaw, the Company or any of their affiliates to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option, performance share, performance unit, stock appreciation right or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) (or any successor provision thereto) by reason of being considered “contingent on a change in ownership or control” of the Company or of Parent, within the meaning of Section 280G of the Code (or any successor provision thereto) or to any similar tax imposed by state or local law, or any interest or penalties with respect to such tax (such tax or taxes, together with any such interest and penalties, being hereafter collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment or payments (collectively, a “Gross-Up Payment”); provided, however, that no Gross-up Payment shall be made with respect to the Excise Tax, if any, attributable to (a) any incentive stock option, as defined by Section 422 of the Code (“ISO”) granted prior to the initial execution of the Original Agreement (as such term is defined in the Prior Agreement), or (b) any stock appreciation or similar right, whether or not limited, granted in tandem with any ISO described in clause (a). The Gross-Up Payment shall be in an amount such that, after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment.

          (b) Subject to the provisions of Section 5(f), all determinations required to be made under this Section 5, including whether an Excise Tax is payable by the Executive and the amount of such Excise Tax and whether a Gross-Up Payment is required to be paid by the Company to the Executive and the amount of such Gross-Up Payment, if any, shall be made by a nationally recognized accounting firm (the “Accounting Firm”) selected by the Executive in his sole discretion. The Executive shall direct the Accounting Firm to submit its determination and detailed supporting calculations to both the Company and the Executive within 30 calendar days after the date of termination of the Executive’s employment, if applicable, and any such other time or times as may be requested by the Company or the Executive. If the Accounting Firm determines that any Excise Tax is payable by the Executive, the Company shall pay the required Gross-Up Payment to the Executive within five business days after receipt of such determination and calculations with respect to any Payment to the Executive. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall, at the same time as it makes such determination, furnish the Company and the Executive an opinion that the Executive has substantial authority not to report any Excise Tax on his federal, state or local income or other tax return. As a result of the uncertainty in the application of Section 4999 of the Code (or any successor provision thereto) and the possibility of similar uncertainty regarding applicable state or local tax law at the time of any determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (an

“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts or fails to pursue its remedies pursuant to Section 5(f) and the Executive thereafter is required to make a payment of any Excise Tax, the Executive shall direct the Accounting Firm to determine the amount of the Underpayment that has occurred and to submit its determination and detailed supporting calculations to both the Company and the Executive as promptly as possible. Any such Underpayment shall be promptly paid by the Company to, or for the benefit of, the Executive within five business days after receipt of such determination and calculations.

               (c) The Company and the Executive shall each provide the Accounting Firm access to and copies of any books, records and documents in the possession of the Company or the Executive, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determinations and calculations contemplated by Section 5(b). Any determination by the Accounting Firm as to the amount of the Gross-Up Payment shall be binding upon the Company and the Executive.

               (d) The federal, state and local income or other tax returns filed by the Executive shall be prepared and filed on a consistent basis with the determination of the Accounting Firm with respect to the Excise Tax payable by the Executive. The Executive shall make proper payment of the amount of any Excise Tax, and at the request of the Company, provide to the Company true and correct copies (with any amendments) of his federal income tax return as filed with the Internal Revenue Service and corresponding state and local tax returns, if relevant, as filed with the applicable taxing authority, and such other documents reasonably requested by the Company, evidencing such payment. If prior to the filing of the Executive’s federal income tax return, or corresponding state or local tax return, if relevant, the Accounting Firm determines that the amount of the Gross-Up Payment should be reduced, the Executive shall within five business days pay to the Company the amount of such reduction.

               (e) The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by Section 5(b) shall be borne by the Company. If such fees and expenses are initially paid by the Executive, the Company shall reimburse the Executive the full amount of such fees and expenses within five business days after receipt from the Executive of a statement therefor and reasonable evidence of his payment thereof.

               (f) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service or any other taxing authority that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification shall be given as promptly as practicable but no later than 10 business days after the Executive actually receives notice of such claim and the Executive shall further apprise the Company of the nature of such claim and the date on which such claim is requested to be paid (in each case, to the extent known by the Executive). The Executive shall not pay such claim prior to the earlier of (a) the expiration of the 30-calendar-day period following the date on which he gives such notice to the Company and (b) the date that any payment of amount with respect to such claim is due. If the Company notifies the

Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

                    (i) provide the Company with any written records or documents in his possession relating to such claim reasonably requested by the Company;

                    (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including without limitation accepting legal representation with respect to such claim by an attorney competent in respect of the subject matter and reasonably selected by the Company;

                    (iii) cooperate with the Company in good faith in order effectively to contest such claim; and

                    (iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including interest and penalties) incurred in connection with such contest and shall indemnify and hold harmless the Executive, on an after-tax basis, for and against any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limiting the foregoing provisions of this Section 4(d)(6), the Company shall control all proceedings taken in connection with the contest of any claim contemplated by this Section 5(f) and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim (provided, however, that the Executive may participate therein at his own cost and expense) and may, at its option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay the tax claimed and sue for a refund, the Company shall advance the amount of such payment to the Executive on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income or other tax, including interest or penalties with respect thereto, imposed with respect to such advance; and provided further, however, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which the contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of any such contested claim shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

               (g) If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 5(f), the Executive receives any refund with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of

Section 5(f)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after any taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 5(f), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial or refund prior to the expiration of 30 calendar days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of any such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid by the Company to the Executive pursuant to this Section 5.

               (h) Notwithstanding any provision of this Agreement to the contrary, if (a) but for this sentence, the Company would be obligated to make a Gross-Up Payment to the Executive, (b) the aggregate “present value” of the “parachute payments” to be paid or provided to the Executive under this Agreement or otherwise does not exceed 1.15 multiplied by three times the Executive’s “base amount,” and (c) but for this sentence, the net after-tax benefit to the Executive of the Gross-Up Payment would not exceed $50,000 (taking into account both income taxes and any Excise Tax), then the payments and benefits to be paid or provided under this Agreement will be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of any payment or benefit to the Executive, as so reduced, constitutes an “excess parachute payment.” For purposes of this Section 5(h), the terms “excess parachute payment,” “present value,” “parachute payment,” and “base amount” will have the meanings assigned to them by Section 280G of the Code. The determination of whether any reduction in such payments or benefits to be provided under this Agreement is required pursuant to the preceding sentence will be made at the expense of the Company, if requested by the Executive or the Company, by the Accounting Firm. The fact that the Executive’s right to payments or benefits may be reduced by reason of the limitations contained in this Section 5(h) will not of itself limit or otherwise affect any other rights of the Executive other than pursuant to this Agreement. In the event that any payment or benefit intended to be provided under this Agreement or otherwise is required to be reduced pursuant to this Section 5(h), the Executive will be entitled to designate the payments and/or benefits to be so reduced in order to give effect to this Section 5(h). The Company will provide the Executive with all information reasonably requested by the Executive to permit the Executive to make such designation. In the event that the Executive fails to make such designation within 10 business days of the date of termination of the Executive’s employment, the Company may effect such reduction in any manner it deems appropriate.

          6. No Mitigation Obligation. The Company hereby acknowledges that it will be difficult and may be impossible for the Executive to find reasonably comparable employment following the Termination Date. Accordingly, the payment of the severance compensation by the Company to the Executive in accordance with the terms of this Agreement is hereby acknowledged by the Company to be reasonable, and the Executive will not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor will any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of the Executive hereunder or otherwise, except as expressly provided in the last sentence of Section 2 set forth on Annex A.

     7. Legal Fees and Expenses. It is the intent of the Company that the Executive not be required to incur legal fees and the related expenses associated with the interpretation, enforcement or defense of Executive’s rights under this Agreement by litigation or otherwise because the cost and expense thereof would substantially detract from the benefits intended to be extended to the Executive hereunder. Accordingly, if the Executive reasonably believes that the Company has failed to comply with any of its obligations under this Agreement or in the event that the Company or any other person takes or threatens to take any action to declare this Agreement void or unenforceable, or institutes any litigation or other action or proceeding designed to deny, or to recover from, the Executive the benefits provided or intended to be provided to the Executive hereunder, subject to the other provisions of this Section 7, the Company irrevocably authorizes the Executive from time to time to retain counsel of Executive’s choice, at the expense of the Company to the extent and as hereafter provided, to advise and represent the Executive in connection with any such interpretation, enforcement or defense, including, without limitation, the initiation or defense of any litigation or other legal action, whether by or against the Company or any director, officer, stockholder or other person affiliated with the Company, in any jurisdiction. Notwithstanding any existing or prior attorney-client relationship between the Company and such counsel, the Company irrevocably consents to the Executive’s entering into an attorney-client relationship with such counsel, and in that connection the Company and the Executive agree that a confidential relationship shall exist between the Executive and such counsel. The Company will pay and be solely responsible for any and all attorneys’ and related fees and expenses incurred by the Executive in connection with any of the foregoing, except to the extent that the Executive fails to prevail on a material claim in any such proceeding described in this Section 7.

     8. Confidentiality. The Executive acknowledges that in the course of his employment by the Company, he will or may have access to and become informed of confidential or proprietary information (as defined in this Section 8) of the Company. The Executive hereby covenants and agrees that he will not, without the prior written consent of the Company, during the Term or thereafter disclose to any person not employed by the Company, or use in connection with engaging in competition with the Company, any confidential or proprietary information of the Company. For purposes of this Agreement, the term “confidential or proprietary information” will include all information of any nature and in any form that is owned by the Company and that is not publicly available (other than by Executive’s breach of this Section 8) or generally known to persons engaged in businesses similar or related to those of the Company. Confidential or proprietary information will include, without limitation, the Company’s financial matters, customers, employees, industry contracts, strategic business plans, product development (or other proprietary product data), marketing plans, and all other secrets and all other information of a confidential or proprietary nature. For purposes of the preceding two sentences, the term “Company” will also include any Subsidiary (collectively, the “Restricted Group”). The foregoing obligations imposed by this Section 8 will not apply (i) during the Term, in the course of the business of and for the benefit of the Company, (ii) if such confidential or proprietary information will have become, through no fault of the Executive, generally known to the public or (iii) if the Executive is required by law to make disclosure (after giving the Company notice and an opportunity to contest such requirement).

     9. Employment Rights. Nothing expressed or implied in this Agreement will create any right or duty on the part of the Company or the Executive to have the Executive remain in the employment of the Company or any Subsidiary prior to or following any Change in Control. Any termination of employment of the Executive or the removal of the Executive from the office or position in the Company or any Subsidiary that occurs (i) not more than 90 days prior to the date on which a Change in Control occurs, and (ii) following the commencement of any discussion with a third person that ultimately results in a Change in Control, shall be deemed to be a termination or removal of the Executive after a Change in Control for purposes of this Agreement.

     10. Post-termination Assistance. Executive shall provide such information and assistance to the Company as the Company may reasonably request, upon reasonable notice, in connection with any litigation in which it or any of its affiliates is or may become a party. The Company shall reimburse the Executive for any expenses, including travel expenses, incurred by the Executive in connection with providing such information and assistance.

     11. Withholding of Taxes. The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as the Company is required to withhold pursuant to any applicable law, regulation or ruling.

     12. Successors and Binding Agreement.

               (a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance reasonably satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including, without limitation, any persons acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the “Company” for the purposes of this Agreement), but will not otherwise be assignable, transferable or delegable by the Company.

               (b) This Agreement will inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees.

               (c) This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Sections 12(a) and 12(b). Without limiting the generality or effect of the foregoing, the Executive’s right to receive payments hereunder will not be assignable, transferable or delegable, whether by pledge, creation of a security interest, or otherwise, other than by a transfer by Executive’s will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 12(c), the Company shall have no liability to pay any amount so attempted to be assigned, transferred or delegated.

     13. Notices. For all purposes of this Agreement, all communications, including, without limitation, notices, consents, requests or approvals, required or permitted to be given hereunder will be in writing and will be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof orally confirmed), or five business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or three business days after having been sent by a nationally recognized overnight courier service (such as Federal Express or UPS) addressed to the Company (to the attention of the Secretary of the Company) at its principal executive office and to the Executive at his principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

     14. Governing Law. The validity, interpretation, construction and performance of this Agreement will be governed by and construed in accordance with the substantive laws of the State of Delaware, without giving effect to the principles of conflict of laws of such State.

     15. Validity. If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstances will not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal will be reformed to the extent (and only to the extent) necessary to make it enforceable, valid or legal.

     16. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, expressed or implied with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. References to Sections are to references to Sections of this Agreement.

     17. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered on this ___day of January, 2005.

GREYHOUND LINES, INC.

By:

Name: Stephen E. Gorman
Title: President and Chief Executive Officer

LAIDLAW INTERNATIONAL INC.

By:

Name: Kevin Benson
Title: President and Chief Executive Officer

EXECUTIVE

John Werner Haugsland

Annex A

     1. The Company shall pay to the Executive a lump sum payment in an amount equal to three (3) times the sum of (A) Base Pay (at the highest rate in effect for any period prior to the Termination Date), plus (B) Incentive Pay (in an amount equal to not less than the higher of (x) the highest aggregate Incentive Pay earned in any fiscal year after the Change in Control or in any of the three fiscal years immediately preceding the year in which the Change in Control occurred or (y) the plan target for which the year in which the Change in Control occurred).

     2. The Company shall, for a period of thirty-six (36) months following the Termination Date (the “Continuation Period”), arrange to provide the Executive with Employee Benefits that are welfare benefits (but not stock option, stock purchase, stock appreciation or similar compensatory benefits) substantially similar to those that the Executive was receiving or entitled to receive immediately prior to the Termination Date (or, if greater, immediately prior to the reduction, termination or denial described in Section 3(b)(ii)), except that the level of any such Employee Benefits to be provided to the Executive may be reduced in the event of a corresponding reduction generally applicable to all recipients of or participants in such Employee Benefits, which Continuation Period will be considered service with the Company for the purpose of determining service credits and benefits due and payable to the Executive under the Company’s retirement income, supplemental executive retirement and other benefit plans of the Company applicable to the Executive, his dependents or his beneficiaries immediately prior to the Termination Date.

     3. In addition to the retirement income, supplemental executive retirement, and other benefits to which Executive is entitled under the Retirement Plans, a lump sum payment in an amount equal to the actuarial equivalent of the excess of (x) the retirement pension and the medical, life and other benefits that would be payable to the Executive under the Retirement Plans if Executive continued to be employed through the Continuation Period given the Executive’s Base Pay (as determined in Section 1) (without regard to any amendment to the Retirement Plans made subsequent to a Change in Control which adversely affects in any manner the computation of retirement or welfare benefits thereunder), over (y) the retirement pension and the medical, life and other benefits that the Executive is entitled to receive (either immediately or on a deferred basis) under the Retirement Plans. For purposes of this Section, “actuarial equivalent” shall be determined using the actuarial assumptions mandated under Section 417(e)(3) of the Code in effect for the month second preceding the date of payment and the Continuation Period will be considered service with the Company for the purpose of determining service credits and benefits due and payable to the Executive under the Company’s retirement pension and medical, life and other benefit plans of the Company applicable to the Executive, his dependents or his beneficiaries immediately prior to the Termination Date.

Annex - 1